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                                                                     EXHIBIT 5.1



                                  June 28, 2002

Harmonic Inc.
549 Baltic Way
Sunnyvale, California 94089

        RE: REGISTRATION STATEMENT ON FORM S-8

Gentlemen:

        We have examined the registration statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about June 28, 2002 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 400,000 shares of common stock to be issued under the Harmonic Inc. 2002 Director Option Plan and 1,500,000 shares of common stock to be issued under the Harmonic Inc. 2002 Employee Stock Purchase Plan. Such shares of common stock are referred to herein as the "Shares" and such plans are referred to herein as the "Plans". As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plans.

        It is our opinion that, when issued and sold in the manner described in the Plans and pursuant to the agreements which accompany each option grant under the Plans, the Shares will be legally and validly issued, fully paid and non-assessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.


                                        Very truly yours,


                                        WILSON SONSINI GOODRICH & ROSATI
                                        Professional Corporation